QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.12

May 16, 2006

Mr. Jack Trautman

Dear Jack,

This letter is being sent to you to restate the terms of the special retention arrangement between Agilent Technologies, Inc. and you previously documented in the letter agreement between us dated August 31, 2005.

This special retention arrangement is as follows:

  Agilent will pay to you a retention bonus equal to the sum of (1) twelve (12) months of your base salary in effect on the Payment Date (as that term is defined in the next paragraph) plus (2) an amount equal to a year's target bonuses payable under Agilent's Pay for Results Plan in effect on the Payment Date.

  In order to become entitled to receive this special retention bonus, you must remain employed with Agilent through the earlier of the following dates: (1) the closing date of the distribution of Agilent's equity securities in Verigy Pte. Ltd. to Agilent's stockholders, or (2) December 31, 2006. This date will be referred to as the "Payment Date". This retention bonus is also contingent on your good faith efforts to facilitate the spin-off process. This retention bonus will be paid to you within an administratively reasonably period of time following the Payment Date.

This letter agreement replaces the incentive bonus opportunities that were outlined in letters to you dated April 13, 2005 and August 31, 2005.

Please return the signed original to my attention as soon as possible.

Address:	Agilent Technologies, Inc. Attn: Jean Halloran 395 Page Mill Road Palo Alto, CA 94306

                  Sincerely,

                  /s/                    JEAN HALLORAN

                  Jean M. Halloran

AGREED:	/s/ JACK P. TRAUTMAN Jack P. Trautman
Date:	5/20/06

QuickLinks

  Exhibit 10.12